Exhibit 99.1

KushCo Holdings Expands Leadership Team

Rodrigo De Oliveira appointed to Chief Operating Officer, Calvin Coy to Vice President of Strategic Procurement, and Fabian Chavez to Vice President of Operations.

GARDEN GROVE, Calif., June 11, 2019 – KushCo Holdings, Inc. (OTCQB: KSHB) (“KushCo” or the “Company”), today announced that Rodrigo De Oliveira has been named the Chief Operating Officer (COO). Mr. De Oliveira joined the company in April 2018 and had been serving as the Company’s Interim COO since February of 2019. With more than 18 years of experience in global supply chain and operations, Mr. De Oliveira is well-versed in lean manufacturing principles and holds a Six Sigma blackbelt. In addition, the Company announced two key hires to the operations team, Calvin Coy as Vice President of Strategic Procurement, and Fabian Chavez as Vice President of Operations.

“Rodrigo has been instrumental in improving the Company’s operational efficiencies as we execute our path to profitability. Under his leadership we’re in a position to continue scaling our business while launching several new high margin, high value initiatives to support the legal cannabis, CBD and hemp markets. We are pleased to have him on the KushCo executive team, in addition to new team members, Calvin and Fabian, who both bring decades of global supply chain and operations experience,” said Nick Kovacevich, CEO of KushCo.

“As the cannabis industry scales with more states and countries coming online, I look forward to leading our top tier operations department to maintain the highest quality support for our clients. Our priority in this industry’s ever-changing supply chain is to strengthen our distribution network and support our customer’s growth,” said Rodrigo De Oliveira, COO of KushCo.

In his position as Vice President of Strategic Procurement, Mr. Coy will develop strategies that best optimize the supply chain to support product customization. He brings over 20 years of global supply chain, operations, and product creation experience at companies such as Nike, Under Armour, Fanatics, Oakley and Stance with a strong history of developing strategic partnerships throughout Asia and the Americas.

Mr. Chavez’s experience in domestic and international operations at companies including UPS, Gateway Computers, Oakley, and Nike will be applied in his new role as Vice President of Operations. He will provide strategic planning of operations systems, defining logistics workflows, and process improvements that will optimize KushCo for long term gains in performance, revenue, and profitability.

To be added to the distribution list, please email ir@kushco.com with “Kush” in the subject line.

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About KushCo Holdings

KushCo Holdings, Inc. (OTCQX: KSHB) (www.kushco.com) is the premier producer of ancillary products and services to the cannabis and hemp industries. KushCo Holdings' subsidiaries and brands provide, product quality, exceptional customer service, compliance knowledge and a local presence in serving its diverse customer base.

Founded in 2010, KushCo Holdings has now sold more than 1 billion units to growers, processors and producers across North America, South America, and Europe.

The Company has been featured in media nationwide, including CNBC, Los Angeles Times, TheStreet.com, Entrepreneur, and business magazine Inc. While KushCo Holdings provides products and solutions to customers in the cannabis and CBD industries, it has no direct involvement with the cannabis plant or any products that contain THC or CBD.

For more information, visit www.kushco.com or call (888)-920-5874

KushCo Holdings Contacts

Media Contact:

Anne Donohoe / Nick Opich

KCSA Strategic Communications

212-896-1265 / 212-896-1206

adonohoe@kcsa.com / nopich@kcsa.com

Investor Contact:

Phil Carlson / Elizabeth Barker

KCSA Strategic Communications

212-896-1233 / 212-896-1203

ir@kushco.com